Exhibit 5



JTH Tax, Inc.
June 19, 1998
Page 2


                                                     June 19, 1998


JTH Tax, Inc.
2610 Potters Road
Virginia Beach, VA  23452

Gentlemen/Ladies:

           We have acted as counsel to JTH Tax, Inc. ("JTH Tax") in connection with the preparation and filing by JTH Tax of a registration statement (the "Registration Statement") on Form SB-2 under the Securities Act of 1933, as amended (the "Act"), with respect to the offer and sale of up to 310,000 shares of the common stock of JTH Tax, par value $1.00 per share (the "Common Stock"). In connection therewith, you have requested our opinion as to certain matters referred to below.

           In our capacity as such counsel, we have familiarized ourselves with the actions taken by JTH Tax in connection with the registration of the Common Stock. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement and the amendment thereof, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents.

           Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been validly issued and is fully paid and non-assessable.



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           We consent to the  references  to this opinion and to  Ledgewood  Law
Firm, P.C. in the Prospectus included as part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,



                                              LEDGEWOOD LAW FIRM, P.C.